By Electronic Delivery to: doc@tomimist.com; hpaul@tomimist.com

August 28, 2023

Dr. Halden S. Shane
Chairman and Chief Executive Officer
TOMI Environmental Solutions, Inc.
8430 Spires Way
Frederick, Maryland 21701

Re: TOMI Environmental Solutions, Inc. (the "Company")
Nasdaq Symbol: TOMZ

Dear Dr. Shane:

On October 7, 2022, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, Staff has determined that for the last 10 consecutive business days, from August 14 through August 25, 2023, the closing bid price of the Company's common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed.

If you have any questions, please contact me at +1 301 978 8034.

Sincerely,

W. Wayne Bush, CFA
Director
Nasdaq Listing Qualifications